HOSTESS BRANDS, INC.
PERFORMANCE SHARE UNIT AWARD AGREEMENT

Cover Sheet

Hostess Brands, Inc., a company incorporated under the laws of the State of Delaware (“Company”), hereby grants an award of performance share units (“PSUs”) to the individual named below. The terms and conditions of the PSUs are set forth in this cover sheet (“Cover Sheet”), in the attached Performance Share Award Agreement (the “Agreement”) and in the Amended and Restated Hostess Brands, Inc. 2016 Equity Incentive Plan, as may be amended from time to time (the “Plan”). All capitalized terms used but not defined in this Cover Sheet and the Agreement will have the meanings ascribed to such terms in the Plan.

Granted to:
Date of Grant:
Performance Period:
Performance Metric:	Relative TSR (as defined in Exhibit A)
Target Number of PSUs:
Performance Goal:	Company’s Relative TSR Rank Number of PSUs that Vest Maximum* Target Threshold or below
Vesting Date:	* If the Company’s TSR for the Performance Period is negative, the maximum number of PSUs that vest will be limited to the target number of PSUs, as described in Exhibit A.

By signing this Cover Sheet, you agree to all of the terms and conditions described in this Cover Sheet, in the Agreement and in the Plan. If you do not sign and return this Cover Sheet within 60 days of the Date of Grant, the Company will have the right to rescind this Award.

Signature:	Date:

HOSTESS BRANDS, INC.

By: __________________________
Name:
Title:

HOSTESS BRANDS, INC.
PERFORMANCE SHARE AWARD AGREEMENT

Right to Shares	The award of PSUs represents your right to receive, and the Company’s obligation to issue, one share of the Company’s Class A Common Stock (a “Share”) for each PSU that is or becomes a Vested PSU (as described below) on the Vesting Date, subject to the terms of this Agreement. Such issuance will occur following the date the Committee certifies the extent to which Performance Goal has been satisfied, determined in accordance with Exhibit A attached hereto, and no later than 70 days following the Vesting Date. Notwithstanding the foregoing, the Company will not permit the issuance of Shares at a time when such issuance would violate any law, rule, regulation or Company policy, as determined by the Company.

Vested PSUs	The number of PSUs, if any, that become Vested PSUs will be determined, based on the extent to which the Performance Goal, as set forth in the Cover Sheet, has been achieved for the Performance Period, as determined in accordance with Exhibit A and certified by the Committee, subject in all cases, to your continued employment through the Vesting Date. If actual performance is equal to or below the threshold Performance Goal for the Performance Period, then no PSUs will become Vested PSUs for the Performance Period. If the target Performance Goal has been achieved for the Performance Period, then the target number of PSUs for the Performance Period, as set forth on the Cover Sheet, will become Vested PSUs for the Performance Period. If the maximum Performance Goal (or greater) has been achieved for the Performance Period, then the maximum number of PSUs for the Performance Period, as set forth on the Cover Sheet, will become Vested PSUs for the Performance Period. If actual performance falls between the threshold Performance Goal and the target Performance Goal, or between the target Performance Goal and the maximum Performance Goal, the number of PSUs that become Vested PSUs will be determined by linear interpolation between the respective performance inflection points. Notwithstanding the foregoing, if actual performance exceeds the target Performance Goal, the number of PSUs that become Vested PSUs will be subject to the Maximum Cap described in Exhibit A.

Performance Metric	As set forth in the Cover Sheet, the Performance Metric shall be Relative TSR, as defined and further described in Exhibit A.

Vesting; Forfeiture	On the Vesting Date, your right to issuance of the Shares underlying any PSUs that are Vested PSUs as of the Vesting Date shall become vested and nonforfeitable. Should your employment with the Company and its Subsidiaries terminate for any reason prior to the Vesting Date, all PSUs will be forfeited and you will have no right to the issuance of any Shares hereunder. Notwithstanding the foregoing and except as provided below in connection with a Change in Control, if such termination is other than (i) by you voluntarily (except where such voluntary termination entitles you to severance under the Company’s severance plan) or (ii) by the Company for Cause, and in either case, the date of your termination of employment is at least one year following the Date of Grant, the date of such termination will be treated as if it were the Vesting Date, and you will be entitled to issuance of a number of Shares underlying any PSUs that would become Vested PSUs determined as if the Performance Period ended on the Performance Measurement Date, and the number of PSUs as set forth in the Cover Sheet was prorated to reflect the shortened vesting period, but your rights in respect of any additional PSUs will be forfeited. For purposes of this Agreement, “Performance Measurement Date” means the date on or preceding your employment termination date as of which the Company most recently received a report from its third-party advisors indicating its Relative TSR Rank determined in accordance with Exhibit A; provided that, the Company shall receive such report no less frequently than annually. Issuance of shares underlying Vested PSUs determined in accordance with this paragraph shall occur within 70 days following your termination of employment.

Termination for Cause; Breach of any Continuing Obligation; Recoupment
If your employment is terminated for Cause or if you breach any restrictive covenant under this Agreement or any other agreement between you and the Company or its Subsidiaries, the PSUs, whether or not vested, will immediately terminate.

In addition, if at any time within one year after the date on which you receive payment in respect of the PSUs (whether in the form of cash or Shares), (a) your employment is terminated for Cause or (b) after termination of your employment for any reason, the Committee determines in its discretion either that (i) during your period of employment, you engaged in an act or omission that would have warranted termination of your employment for Cause or (ii) after termination of your employment, you engaged in conduct that violated any continuing obligation or duty in respect of the Company or any Subsidiary (including any breach of any restrictive covenant under this Agreement or any other agreement between you and the Company or any Subsidiary), then, subject to applicable law, upon notice from the Company, you shall repay to the Company any cash or Shares you received pursuant to the PSUs, or if you disposed of any such Shares, the Fair Market Value of such Shares as of the date of disposition.

Nothing in this Agreement shall limit the Company’s right of recoupment pursuant to Section 13 of the Plan. For the avoidance of doubt ,the PSUs shall be subject to the Company’s compensation recovery, “clawback” or similar policy, as may be in effect from time to time.

Change of Control
Notwithstanding the foregoing:

(A) If there occurs a Change of Control prior to the last day of the Performance Period, and this Award does not continue or is not assumed by an acquiror, then the date of such Change of Control will be treated as if it were the Vesting Date, and you will be entitled to issuance of a number of Shares underlying any PSUs that would become Vested PSUs determined as if the Performance Period ended on the date of the Change of Control, and the number of PSUs as set forth in the Cover Sheet was prorated to reflect the shortened vesting period. Issuance of shares underlying Vested PSUs determined in accordance with this subsection (A) shall occur within 70 days following the Change of Control; and

(B) If there occurs a Change of Control prior to the last day of the Performance Period, and this Award continues or is assumed by an acquiror, and your employment is terminated by the Company or an acquiror without Cause or otherwise under circumstances entitling you to severance under the Company’s or acquiror’s severance plan within 12 months following the Change of Control, then the number of PSUs that become Vested PSUs as of the date of such termination shall be equal to the target number of PSUs, as set forth on the Cover Sheet. Issuance of shares underlying Vested PSUs determined in accordance with this subsection (B) shall occur within 70 days following your termination of employment.

For purposes of the foregoing, this Award shall not be treated as continued or assumed unless it is continued or assumed on a substantially equivalent basis, including, without limitation, continuation or assumption of the Performance Metric and Performance Goals.

Taxes	You are solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the award or settlement of the PSUs. At the time of taxation, the Company shall have the right to deduct from other compensation, or to withhold Shares in an amount equal to the federal (including FICA), state, local and foreign taxes and other amounts as may be required by law to be withheld with respect to the PSUs. If Shares are withheld, the value of the Shares withheld may not exceed the minimum applicable tax withholding amount (except as otherwise determined by the Committee in its sole discretion). By accepting this Award, you expressly consent to the withholding of Shares or other amounts payable to you.

Restrictions on Resale/ Company Policies	By signing this Agreement, you agree not to sell any Shares received hereunder at a time when applicable laws, regulations or Company policies prohibit a sale. Any Shares issued hereunder, and any cash proceeds realized from the sale of such Shares will be subject to all share retention, trading, and other policies that may be implemented by the Committee or the Board from time to time.

Transfer of right to receive PSUs
You cannot transfer or assign your PSUs. For instance, you may not sell your right to PSUs or use such right as security for a loan. If you attempt to do any of these things, your Award will immediately become invalid.

Regardless of any marital property settlement agreement, the Company or a securities broker, as applicable, is not obligated to recognize your former spouse’s interest in your right to PSUs in any way.

Stockholder Rights
You, or your estate or heirs, have no rights as a stockholder of the Company in respect of PSUs, unless and until the underlying Shares are issued. No adjustments are made for dividends or other rights if the applicable record date occurs before Shares are issued, except as described in the Plan. However, to the extent you hold PSUs on the record date any cash dividend is declared on Shares, you will receive a dividend equivalent right (“DER”). A DER is a right to an amount, per PSU held, equal to the amount of the cash dividend declared and paid in respect of one Share. DERs will be credited in the form of additional PSUs, with the number of PSUs based on the Fair Market Value of a Share as of the date the dividend is paid (rounded down to the nearest whole Share). DERs will be subject to the same vesting and other conditions as the PSUs. If and to the extent that the underlying PSUs are forfeited, all related DERs shall also be forfeited. DERs will be paid at the same time the underlying PSUs are settled if and to the extent that the underlying PSUs vest and become payable.

Restrictive Covenants: Covenant Not to Compete Covenant Not to Solicit Remedies Applicable to Restrictive Covenants

During your employment with the Company or any Subsidiary and continuing for a period of six (6) months after the termination of the employment relationship by either party, with or without Cause, including voluntary termination, you will not, directly or indirectly, as an employee, agent, partner, consultant, representative, contractor or in any other capacity, work for or operate a “Competitive Business”. For the purposes of this Agreement, Competitive Business means any enterprise (including a person, firm or business) operating or which has made material plans to operate (i) in the sweet baked goods business or (ii) any other business that offers products competitive with those products offered by the Company or its Subsidiaries or which the Company or its Subsidiaries have made material plans to offer. This restriction is limited to the United States and any other geographic market in which the Company or its Subsidiaries operate, or have made material plans to operate, as of the date of your separation from the Company or its Subsidiaries.
During your employment with the Company or any Subsidiary and continuing for a period of six (6) months after the termination of the employment relationship by either party, with or without Cause, including voluntary termination, you will not, directly or indirectly, (a) as an employee, agent, partner, consultant, representative, contractor or in any other capacity, solicit, call on, divert, negotiate with or communicate with any customer or distributor of the Company or its Subsidiaries with whom you had contact during the final one (1) year period of your employment with the Company or any Subsidiary for the purpose of providing or selling competitive products or services to those of the Company or any Subsidiary or diverting or inducing the diversion of business from the Company or any Subsidiary or (b) engage, recruit, solicit for employment or engagement, offer employment to or hire, or otherwise seek to influence or alter any relationship with any person who is an employee of the Company or any Subsidiary; provided, however, that this provision shall not restrict you from offering employment to or otherwise engaging any current or former employee of the Company or any Subsidiary who responds to a general advertisement. The term “contact” as used above, shall mean any customer or distributor: (i) with which you had dealings; or (ii) for which you had responsibility for engaging, supervising, overseeing or conducting the Company’s or any Subsidiary’s relationship.
You acknowledge, agree and represent that the type and periods of restrictions imposed in this Agreement are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of the Company and its Subsidiaries, rather than to prevent you from earning a livelihood. You further acknowledge and agree that the business of the Company and its Subsidiaries is highly competitive and that the Company’s and its Subsidiaries’ confidential information and proprietary materials have been developed by the Company and its Subsidiaries at significant expense and effort, and that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company and its Subsidiaries. You represent and agree that: (i) you have reviewed and understand the covenants set forth in this Agreement, (ii) you are fully aware of your obligations hereunder, including, without limitation, the length of time, scope and geographic coverage of these covenants, (iii) the length of time, scope and geographic coverage of these covenants is reasonable and (iv) you are receiving valuable and sufficient consideration for your covenants under this Agreement, including without limitation your covenants not to compete and not to solicit.
You acknowledge and agree that each of the covenants in this Agreement has a unique, very substantial and immeasurable value to the Company and its Subsidiaries, that such covenants will not in any way impair your ability to earn a living and that you have sufficient assets and skills to earn a living while such covenants remain in force and that, as a result of the foregoing, in the event that you breach such covenants, monetary damages would be an insufficient remedy for the Company and its Subsidiaries and equitable enforcement of the covenants would be proper. You therefore agree that the Company, in addition to any other remedies available to it, including under this Agreement and pursuant to Section 13 of the Plan, will be entitled to preliminary and permanent injunctive relief in aid of arbitration in the event of any breach or threatened breach by you of any of the covenants in this Agreement, without the necessity of showing actual monetary damages or the posting of a bond or other security. Such action for injunctive relief in aid of arbitration shall be brought exclusively in any court of competent jurisdiction sitting in the State of Kansas, and you and the Company agree to the personal jurisdiction thereof. You and the Company hereby irrevocably waive any objection you or the Company may now or hereafter have to the laying of venue of any such action for injunctive relief in aid of arbitration in said court(s), and further irrevocably waive any claim you or the Company may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum.
You and the Company further agree that, in the event that any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be unenforceable for any reason, that provision or a portion thereof will be deemed to be modified so as to render it enforceable to the maximum extent permitted by law and to the extent such provision or portion thereof cannot be rendered enforceable, this Agreement shall be considered divisible as to such provision, which shall become null and void, leaving the remainder of this Agreement in full force and effect.
The provisions of this Agreement shall not affect the Company’s ability to enforce the provisions of any other agreement in effect between the Company or any Subsidiary and you, including without limitation, the covenants contained in any offer letter, severance plan or policy, or employment agreement.

No Right to Continued Employment	Neither the grant of this Award, nor any other action taken hereunder shall be construed as giving you the right to be retained in the employ or service of the Company or any of its Subsidiaries (for the vesting period or any other period of time) nor interfere in any way with the Company’s right to terminate your employment.

Applicable Law and Arbitration	This Agreement will be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and applicable Federal or other securities laws. Any dispute, controversy or claim arising out of or relating to the Plan or this Agreement that cannot be resolved by you on the one hand and the Company on the other, shall be submitted to arbitration in accordance with the terms of the Plan, except to the extent otherwise provided in this Agreement with respect to injunctive relief in aid of arbitration.

Delivery of Documents
The Company may, in its sole discretion, decide to deliver any documents related to this Award or other Awards granted to you under the Plan by electronic means. By signing the Cover Sheet, you consent to receive all documents related to this Award or other Awards granted to your under the Plan by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Amendment	The terms and conditions of this Agreement and the PSUs may be amended by the Committee or the Board as permitted by the Plan.

The Plan and Other Agreements
The text of the Plan and any amendments thereto are incorporated in this Agreement by reference.

This Agreement, the Cover Sheet and the Plan constitute the entire understanding between you and the Company regarding the PSUs. Any prior agreements, commitments or negotiations concerning the PSUs are superseded. In the event there is any express conflict between the Cover Sheet, this Agreement and the terms of the Plan, the terms of the Plan shall govern.

By signing the Cover Sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan and evidence your acceptance of the powers of the Committee of the Board of Directors of the Company that administers the Plan.

HOSTESS BRANDS, INC.
PERFORMANCE SHARE UNIT AWARD AGREEMENT

Exhibit A

The PSUs will vest based on the Company’s total shareholder return (“TSR”) for the Performance Period compared to the TSR of the companies in the S&P Composite 1500 Packaged Foods and Meats Sub Index (the “Peer Group Companies”) for the Performance Period (the “Relative TSR”), subject to the Maximum Cap described below.

TSR for the Company and each Peer Group Company for the Performance Period shall be calculated as follows:

•the (x) Average Final Price minus the Average Initial Price, plus Reinvested Dividends, divided by (y) the Average Initial Price.

•The “Average Initial Price” is equal to the average closing price of a share of such company’s stock during the 20 trading day period ending immediately prior to the first day of the Performance Period.

•The “Average Final Price” is equal to the average closing price of a share of such company’s stock during the last 20 trading days in the Performance Period.

•“Reinvested Dividends” shall be calculated by multiplying (x) the aggregate number of shares of each company’s stock (including fractional shares) that could have been purchased during the Performance Period had each cash dividend paid on a single share during the Performance Period been immediately reinvested in additional shares of such company’s stock (or fractional shares) at the closing price per share of such company’s stock on the applicable dividend payment date by (y) the average daily closing price per share of such company’s stock calculated for the last 20 trading days in the Performance Period.

At the end of the Performance Period, the Company’s TSR and the TSR of each of the Peer Group Companies will be ranked from highest to lowest (for clarity, the Company’s TSR will be excluded from the comparator set for ranking). The number of PSUs that vest will be determined based on the Company’s Relative TSR as follows:

Performance	Company Relative TSR Rank	Number of PSUs that Vest
Maximum
Target
Threshold or below

If the Company’s Relative TSR rank is between the threshold Performance Goal and the target Performance Goal or between the target Performance Goal and the maximum Performance Goal, the number of Vested PSUs will be determined by linear interpolation between the respective performance inflection points.

Notwithstanding anything in this Exhibit A or the Agreement to the contrary, if the Company’s TSR for the Performance Period (as calculated in accordance with the formula set forth above) is a negative number, the number of PSUs that vest shall not exceed the target number of PSUs (regardless of whether the Company’s Relative TSR rank is between the target Performance Goal and the maximum Performance Goal), as set forth on the Cover Sheet (such limitation, the “Maximum Cap”).

Any PSUs that do not vest on the Vesting Date shall be forfeited.
For the avoidance of doubt, the Peer Group Companies shall consist of the following companies, which are the companies in the S&P Composite 1500 Packaged Foods and Meats Sub Index as of the first day of the Performance Period:

[LIST]

•In the event of a merger, acquisition or business combination transaction of a Peer Group Company during the Performance Period in which such Peer Group Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Group Company. Any entity involved in the transaction during the Performance Period that is not the surviving company shall no longer be a Peer Group Company.

•In the event of a merger, acquisition or business combination transaction of a Peer Group Company, a “going private” transaction or other event involving a Peer Group Company or the liquidation of a Peer Group Company (other than a bankruptcy as described below), in each case during the Performance Period and where the Peer Group Company is not the surviving entity or is no longer publicly traded, such Peer Group Company shall no longer be a Peer Group Company.

•Notwithstanding the foregoing, in the event of a bankruptcy of a Peer Group Company during the Performance Period where the Peer Group Company is not publicly traded at the end of the Performance Period, such Peer Group Company shall remain a Peer Group Company but shall be deemed to be ranked last among all Peer Group Companies.